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                                                               Exhibit (a)(5)(C)

                              NOTICE OF REDEMPTION

                                TO THE HOLDERS OF

                            CENTERPOINT ENERGY, INC.

                    2.875% CONVERTIBLE SENIOR NOTES DUE 2024

                     CUSIP NUMBERS: 15189TAK3 AND 15189TAL1*

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of May 19, 2003 (the "Original Indenture") by and between CenterPoint Energy, Inc. (the "Company") and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank), as Trustee (the "Trustee"), as amended and supplemented by Supplemental Indenture No. 4 dated as of December 17, 2003 ("Supplemental Indenture No. 4") and Supplemental Indenture No. 5 dated as of December 13, 2004 ("Supplemental Indenture No. 5") (such Original Indenture, as amended and supplemented by Supplemental Indenture No. 4 and Supplemental Indenture No. 5, the "Indenture"), under which the 2.875% Convertible Senior Notes due 2024 of the Company (the "Notes") were issued, all outstanding Notes ($255 million aggregate principal amount) will be redeemed in full on January 22, 2007 (the "Redemption Date") at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, including contingent interest, if any, to the Redemption Date (the "Redemption Price"). The amount of regular interest that will be payable with respect to the Notes on the Redemption Date is $0.559 per $1,000 principal amount of the Notes. The amount of contingent interest payable with respect to the Notes on the Redemption Date, if any, will be determined by reference to the average trading price of the Notes for the five business days ending on January 11, 2007 (the "Average Trading Price"). If the Average Trading Price equals or exceeds $1,200 per $1,000 principal amount of Notes, the amount of contingent interest payable for the six-month interest period ending July 15, 2007 will equal 0.25% of the Average Trading Price per $1,000 principal amount of Notes. The amount of contingent interest, if any, that will be payable with respect to the Notes on the Redemption Date will equal a pro rated portion of such six-month amount, as accrued to the Redemption Date. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

The Redemption Price will become due and payable on each Note to be redeemed on the Redemption Date, and, unless the Company defaults in making payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date.

Payment of the Redemption Price and surrender of Notes for redemption will be made through the facilities of The Depository Trust Company. Notes must be surrendered to the Trustee (acting as Paying Agent) to collect the Redemption Price. Holders can inquire about the procedures for redemption of the Notes by calling Mauri Cowen at The Bank of New York Trust Company, National Association at (713) 483-6603.

The Notes become convertible upon a call for redemption and, in lieu of redemption, Notes may be converted at any time before 5:00 p.m., New York City time, on the Redemption Date. A holder may convert fewer than all of such holder's Notes so long as the Notes converted are an integral multiple of $1,000 principal amount of Notes. Holders of Notes at 5:00 p.m., New York City time, on January 1, 2007, the regular record date for the January 15, 2007 interest payment on the Notes, will receive interest in the amount of $14.375 per $1,000 principal amount of Notes payable on January 15, 2007. Notes surrendered for conversion by holders during the period from 5:00 p.m., New York City time, on January 1, 2007 to 9:00 a.m., New York City time, on January 15, 2007 must be accompanied by a payment of $14.375 per $1,000 principal amount of Notes surrendered for conversion, which amount equals the regular interest payment that the holder is to receive on such Notes. Holders that submit Notes for conversion after 9:00 a.m., New York City time, on January 15, 2007 need not submit any interest payment in connection with the conversion.

The current conversion rate of the Notes is 79.8969 shares of the Company's common stock per $1,000 principal amount of the Notes. The Company will satisfy its conversion obligation by paying an amount in cash equal to the lesser of the aggregate principal amount of Notes converted and the Company's conversion obligation, and by delivering shares of the Company's common stock to the extent that the conversion obligation exceeds the aggregate principal amount of Notes being converted (the "Excess Value"). The Company's conversion obligation will equal the product of:

     - (x) the aggregate principal amount of Notes to be converted by a holder divided by 1,000 multiplied by (y) 79.8969, and

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     -    the average of the Last Reported Sale Prices of the Company's common stock for the five trading day period commencing on the third trading day following the date the holder submits the Notes for conversion and complies with the requirements of the Indenture (the "Applicable Stock Price").

The number of shares of the Company's common stock to be delivered, if any, will be equal to the Excess Value divided by the Applicable Stock Price. The Company will deliver cash in lieu of any fractional shares.

Within two business days following the date a holder submits its Notes for conversion and complies with the requirements of the Indenture, the holder will be notified of the dollar amount of the cash payment to be received. The holder may withdraw its conversion request at any time during the two business day period after the receipt of such notice by notifying the Paying Agent. In the event that the holder withdraws a conversion request after the Redemption Date, the Notes as to which the conversion request has been withdrawn will be redeemed effective as of the Redemption Date. Notes as to which a conversion request has not been withdrawn will be converted in accordance with the provisions of the Indenture.

If a holder submits all or a portion of its Notes for conversion, complies with the requirements of the Indenture and does not withdraw its conversion notice as described above, the Company will settle its conversion obligation through the Trustee on or prior to the third business day, as such term is defined in the Indenture, following the determination of the Applicable Stock Price. The Applicable Stock Price will be the average of the last reported sales prices of the Company's common stock for the five trading day period commencing on the third trading day following the date the holder submits its Notes for conversion and complies with the requirements of the Indenture, provided that the holder does not withdraw its conversion notice.

On Monday, January 15, 2007, holders of the Notes will have the option to require the Company to purchase any Notes at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. The amount of interest that will be payable with respect to the Notes on the purchase date is $14.375 per $1,000 principal amount of the Notes. The Company Notice relating to this optional purchase, which was required to be delivered to holders of the Notes pursuant to the provisions of the Indenture, has been separately delivered to holders of the Notes.

On the Redemption Date, the Notes will be redeemed unless (i) such Notes are converted prior to 5:00 p.m., New York City time, on the Redemption Date and the conversion request is not withdrawn or (ii) the holder of such Notes exercises its purchase right described in the Company Notice.

Holders who wish to convert their Notes must comply with the procedures in Paragraph 10 of the Notes.

The Trustee serves as the Paying Agent and Conversion Agent under the Indenture with respect to the Notes. The address of the Trustee is as follows:

Mail:                            Express Delivery:          Hand Delivery:

The Bank of New York             The Bank of New York       The Bank of New York
Trust Company, N.A.              Trust Company, N.A.        Trust Company, N.A.
Global Corporate Trust           Global Corporate Trust     101 Barclay Street,
P.O. Box 2320                    2001 Bryan Street,         1st Floor
Dallas, TX 75221-2320            9th Floor                  New York, NY 10286
                                 Dallas, TX 75201

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                            IMPORTANT TAX INFORMATION
                           Please read this carefully

Under United States federal income tax law a withholding of 28% from reportable payments made to certain holders of Notes may be required unless the holder furnishes a properly completed Form W-9 or otherwise establishes an exemption from backup withholding.

* These CUSIP Numbers have been assigned to this issue by the CUSIP Service Bureau and are included solely for the convenience of the holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP Numbers, nor is any representation made as to their correctness on the Notes or as indicated in this notice.

Dated: December 21, 2006          THE BANK OF NEW YORK TRUST
                                  COMPANY, NATIONAL ASSOCIATION,
                                  TRUSTEE, on behalf of CenterPoint Energy, Inc.